Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

May 24, 2017

MINDBODY, Inc.

4051 Broad Street, Suite 220

San Luis Obispo, CA 93401

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-218159) (the “Registration Statement”) filed by MINDBODY, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,400,000 shares (as well as an additional 660,000 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s Class A common stock, $0.000004 par value per share (the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the prospectus contained therein (the “Prospectus”) and pursuant to an underwriting agreement, dated May 24, 2017, by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale by the Company of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, (iii) that the Registration Statement is effective under the Securities Act, (iv) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LOS ANGELES NEW YORK PALO ALTO
SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

MINDBODY, Inc.

May 24, 2017

On the basis of the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.